EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (No. 333-265775) on Form S-8 of Scientific Industries, Inc.
(2)	Amendment No. 1 to the Registration Statement (No. 333-265281) on Form S-1 of Scientific Industries, Inc.
(3)	Amendment No.1 to the Registration Statement (No. 333-258468) on Form S-1 of Scientific Industries, Inc.
(4)	Registration Statement (No. 333-254277) on Form S-8 of Scientific Industries, Inc.

of our report dated September 28, 2022, with respect to the consolidated financial statements of Scientific Industries, Inc. and subsidiaries included in this Annual Report on Form 10-K of Scientific Industries Inc. and subsidiaries for the fiscal year ended June 30, 2022.

Nussbaum Berg Klein & Wolpow, CPAs LLP

/s/ Nussbaum Berg Klein & Wolpow, CPAs LLP

Melville, New York

September 28, 2022